SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SOUTHWALL TECHNOLOGIES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

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3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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5.	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

SOUTHWALL TECHNOLOGIES INC.
3788 Fabian Way
Palo Alto, California 94303

April 12, 2010
Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders, which will be held on May 12, 2010, at 8:30 a.m., local time, at our principal executive offices at 3788 Fabian Way, Palo Alto, California.

The following Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders and contain certain information about us and our officers and directors.

Please sign and return the enclosed proxy card as soon as possible in the envelope provided, or vote by Internet or telephone, so that your shares can be voted at the meeting in accordance with your instructions.  Even if you plan to attend the meeting, we urge you to sign and promptly return the proxy card, or vote by Internet or telephone.  You may revoke it at any time before it is exercised at the meeting or vote your shares personally if you attend the meeting.

Thank you in advance for your participation and prompt attention.  We look forward to seeing you.

Sincerely,

Andre R. Horn
Chairman of the Board

SOUTHWALL TECHNOLOGIES INC.
3788 Fabian Way
Palo Alto, California 94303

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 12, 2010

To the Stockholders of Southwall Technologies Inc.:

The Board of Directors of Southwall Technologies Inc. has called an annual meeting of stockholders to seek stockholder approval of the matters listed below.

Each of the matters submitted to our stockholders at the annual meeting is described in more detail in the accompanying proxy statement.  We encourage you to read the proxy statement in its entirety.  The details of the annual meeting are as follows:

Date:	May 12, 2010

Time:	8:30 a.m., local time.

Place:	Our principal executive offices at 3788 Fabian Way, Palo Alto, California 94303.

Items of
Business:	At the annual meeting, you and our other stockholders will be asked to:

1.	Elect directors to serve for the ensuing year;

2.
Approve an amendment to our restated certificate of incorporation to (i) effect a reverse stock split of our common stock by a ratio of not less than one-for-two and not more than one-for-six at any time prior to May 12, 2011, with the exact ratio to be set at a whole number within this range as determined by our Board of Directors in its sole discretion, and (ii) reduce the number of authorized shares of our common stock by the reverse stock split ratio determined by our Board of Directors; and

3.	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date:	You may vote at the annual meeting if you were a stockholder of record at the close of business on April 1, 2010.

Proxy Voting:
Your vote is important.  You may vote on these matters in person or by proxy.  We ask that you complete and return the enclosed proxy card promptly, whether or not you plan to attend the annual meeting, in the enclosed addressed, postage-paid envelope, or vote by Internet or telephone pursuant to the instructions on the enclosed proxy card, so that your shares will be represented and voted at the annual meeting in accordance with your wishes.  You can revoke your proxy at any time prior to its exercise by written notice received by us, by submitting another proxy via the Internet, by telephone or by mail that is later dated, and if by mail, that is properly signed, or by attending the annual meeting and voting your shares in person.

This notice, the attached proxy statement and form of proxy card are first being mailed to our stockholders beginning on or about April 12, 2010.

By Order of the Board of Directors,

Andre R. Horn
Chairman of the Board of Directors

Palo Alto, California
April 12, 2010

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2010:

The Proxy Statement, the Southwall Technologies Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the Proxy Card are available at www.southwall.com.

SOUTHWALL TECHNOLOGIES INC.
3788 Fabian Way
Palo Alto, California 94303

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 12, 2010

This proxy statement contains information about the 2010 Annual Meeting of Stockholders of Southwall Technologies Inc. (“Southwall” or the “Company”).  The meeting will be held on May 12, 2010, beginning at 8:30 a.m., local time, at our principal executive offices at 3788 Fabian Way, Palo Alto, California 94303.

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting and at any adjournment or postponement of that meeting.  All proxies will be voted in accordance with the instructions they contain.  If no instruction is specified on a proxy, it will be voted “For” the election of the nominees for directors in Proposal 1 and “For” the approval of Proposal 2.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is being mailed to stockholders with the mailing of these proxy materials on or about April 12, 2010.  The Annual Report does not constitute any part of this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

We have included the following discussion of the matters to be presented at the annual meeting to provide summary answers to some of the questions that you might have about the annual meeting and the proposals to be presented to our stockholders at the annual meeting.  You are encouraged to read the entire proxy statement. The information below is qualified in its entirety by the full text of this proxy statement.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will consider and vote on the following matters:

1.	The election of directors to serve for the ensuing year.

2.
To approve an amendment to our restated certificate of incorporation to (i) effect a reverse stock split of our common stock by a ratio of not less than one-for-two and not more than one-for-six at any time prior to May 12, 2011, with the exact ratio to be set at a whole number within this range as determined by our Board of Directors in its sole discretion, and (ii) reduce the number of authorized shares of our common stock by the reverse stock split ratio determined by our Board of Directors (the “Reverse Stock Split”).

3.	Any other business that may properly come before the meeting.

1

Why is the Reverse Stock Split being proposed?

We are proposing the Reverse Stock Split primarily to increase the market price of our common stock to enhance our ability to meet the initial listing requirements of the NASDAQ Capital Market, and also to make our common stock more attractive to a broader range of investors. Although we have not applied to list our common stock on the NASDAQ Capital Market or any other stock exchange, our Board of Directors has considered taking such action and believes it is in the Company's and our stockholders’ best interests to position our common stock for possible listing. Among the initial listing requirements for the NASDAQ Capital Market is a $4.00 per share minimum bid price. On March 1, 2010, the last reported sale price of our common stock was $1.44 per share. Reducing the number of outstanding shares of our common stock should, absent other factors, increase the per share market price of our common stock, although we cannot provide any assurance that we will be able to maintain our minimum bid price over $4.00 per share even if we implement the Reverse Stock Split.

Who may vote at the annual meeting?

Only holders of our common stock at the close of business on the record date, April 1, 2010, are entitled to receive notice of, and to vote their shares at, the annual meeting.  As of the record date, there were issued and outstanding 28,791,089 shares of common stock. Shares of our Series A 10% Cumulative Convertible Preferred Stock, or the Series A shares, are not entitled to vote on the matters to be presented at the meeting.

How many votes do I have?

At the annual meeting, you will be entitled to one vote for each share of common stock you held on the record date.

Is my vote important?

Your vote is important regardless of how many shares you own.  Please take time to vote.  Take a moment to read the instructions below.

How do I vote?

You can vote your shares in four ways.  You can vote by mail, over the Internet, by telephone, or in person at the meeting.  The Board of Directors recommends that you vote “for”
 the election of the nominees for directors in Proposal 1 and “for” the approval of the Reverse Stock Split in Proposal 2.

You may vote by mail.  You may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope.  You do not need to put a stamp on the enclosed envelope if you mail it in the United States.  The shares you own will be voted according to the instructions on the proxy card you mail.  If you return the proxy card but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors.

You may vote over the Internet.  If you have Internet access, you may vote your shares from any location in the world by following the “Vote by Internet” instructions set forth on the enclosed proxy card.

You may vote by telephone.  You may vote your shares by following the “Vote by Telephone” instructions set forth on the enclosed proxy card.

You may vote in person.  If you attend the meeting, you may vote by delivering your completed proxy card in person or you can vote by completing a ballot. Ballots will be available at the meeting.  If you elect to vote in person, however, you must bring to the annual meeting a legal proxy from the broker or other nominee authorizing you to vote the shares that are held of record by such broker or other nominee.

May I revoke my proxy?

Yes.  Even if you complete and return a proxy, whether by mail, Internet, or telephone you may revoke it at any time before it is exercised by taking one of the following actions:

•	send written notice that you wish to revoke your proxy to Mallorie Burak, at our address set forth in the Notice of Annual Meeting appearing before this proxy statement;
•	submit to us another proxy via the Internet, by telephone or by mail that is later dated, and if by mail, the proxy must be properly signed; and
•	attend the annual meeting, notify Mallorie Burak that you are present, and then vote in person.

If, however, you elect to vote in person at the annual meeting and a broker or other nominee holds your shares, you must bring to the annual meeting a legal proxy from the broker or other nominee authorizing you to vote the shares.

What if a broker holds my shares in “street name”?

If your shares are held in “street name” by a bank, broker or other nominee, your bank, broker or nominee, as the record holder of your shares, is required to vote your shares according to your instructions.  You should instruct your bank, broker or other nominee to vote your shares by following the procedure provided by your broker or other nominee.  If you do not give instructions to your bank, broker or other nominee, it will still be able to vote your shares with respect to certain "discretionary" items, but will not be allowed to vote your shares with respect to certain "non-discretionary" items.  The election of directors in Proposal 1 and the approval of the Reverse Stock Split in Proposal 2 are considered “non-discretionary” matters.  In the case of "non-discretionary" items, the shares that do not receive voting instructions will be treated as "broker non-votes."

How many shares must be present in person or by proxy to transact business at the annual meeting?

Our bylaws require that shares representing a majority of the votes entitled to be cast by the holders of common stock outstanding on the record date be present in person or by proxy at the annual meeting to constitute a quorum to transact business with regard to each of the proposals.  Shares as to which holders abstain from voting as to a particular matter and broker non-votes will be counted in determining whether there is a quorum of stockholders present at the annual meeting.

How many votes are required to approve the proposals?

The votes necessary to approve each of the proposals are as follows:

•
Proposal 1 - Election of Directors.  The seven nominees receiving the highest number of votes cast at the annual meeting will be elected, regardless of whether that number represents a majority of the votes cast.

•
Proposal 2 - Reverse Stock Split. The affirmative vote of a majority of the outstanding shares of common stock is required to approve the amendment to our certificate of incorporation to effect the Reverse Stock Split.

•	Other Matters. The affirmative vote of a majority of the total number of shares cast at the meeting is needed to approve other matters if any to be voted on at the meeting.

Abstentions and broker non-votes will not be counted as votes cast or shares voting on Proposals 1 or 2.  Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting with respect to Proposal 1 and will have the effect of negative votes with respect to Proposal 2 because this proposal requires the affirmative vote of the holders of a majority of all outstanding shares of common stock.

Who will count the votes?

The votes will be counted, tabulated and certified by our transfer agent and registrar, Computershare Trust Company, N.A.

What if additional proposals are presented at the annual meeting?

If other proposals are properly presented at the annual meeting for consideration, and if you have completed and returned a proxy the persons named in the proxy card that accompanies this proxy statement will have the discretion to vote on those proposals for you.  As of the date of the mailing of this proxy statement, we do not know of any other proposals to be presented at the annual meeting.

Where can I find the voting results?

We intend to report the voting results from the annual meeting on a Current Report on Form 8-K, which we expect to file with the Securities and Exchange Commission (“SEC”), on or before May 18, 2010.

How and when may I submit a stockholder proposal for the 2011 annual meeting?

If you are interested in submitting a proposal for inclusion in the proxy statement for the 2011 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934 as amended (the “Exchange Act”).  To be eligible for inclusion, your stockholder proposal intended for inclusion in the proxy statement for the 2011 annual meeting of the stockholders must be received by us at our principal corporate offices in Palo Alto, California as set forth below no later than December 13, 2010.

Our bylaws establish an advance notice procedure with respect to proposals that stockholders desire to present at our annual meeting without inclusion in our proxy statement for that matter.  Specifically, if a stockholder wishes to present a proposal (including nominations for director) before the 2011 annual meeting of stockholders, but does not wish to have the proposal considered for inclusion in the proxy statement and proxy card, the stockholder must provide us with written notice, together with the information required to be provided pursuant to our bylaws, at the address written below on or after January 12, 2011 and not later than February 11, 2011.  The stockholder can alternatively satisfy the notice requirement by notifying us of his or her intention of presenting a proposal or nomination at the meeting in compliance with applicable Securities and Exchange Commission (“SEC”) requirements and such proposal or nomination is included in a proxy statement prepared by us. Compliance with our bylaws shall be the exclusive means for a stockholder to make nominations or submit other business to the annual meeting (other than matters properly brought in compliance with the rules of the Exchange Act).

If a stockholder fails to provide us with timely notice of a proposal to be presented at the 2011 annual meeting of stockholders, the proxies designated by our Board of Directors will have discretionary authority to vote on that proposal. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.

Any proposals or notices should be sent to:

Southwall Technologies Inc.
3788 Fabian Way
Palo Alto, California 94303
Attention: Secretary

Who will bear the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies.  Brokers, bankers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares of our common stock they hold in their names.  We will reimburse such brokers, banks, and custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

How can I obtain the proxy materials or Southwall’s Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, is being mailed to stockholders with the mailing of these proxy materials. If you would like a copy of our Annual Report, we will send you one without charge.  Please contact:

Southwall Technologies Inc.
3788 Fabian Way
Palo Alto, California 94303
Attention: Investor Relations
Telephone: (650) 798-1200

This Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and proxy card are also available on our website at www.southwall.com.

Whom can I contact for more information regarding the proxy materials or voting my shares?

If you have any additional questions about the proposals in this proxy statement, you should contact Michael Vargas, by telephone at (650) 798-1200 or by e-mail to mvargas@southwall.com.

Householding of annual meeting materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of our proxy statement and Annual Report on Form 10-K may have been sent to multiple stockholders in your household.  We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations, Southwall Technologies Inc., 3788 Fabian Way, Palo Alto, California 94303, Telephone: (650) 798-1200.  If you want to receive separate copies of the proxy statement or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 3, 2010, by:

•	Each person who we know to own beneficially more than 5% of our common stock;

•	Each of our current and former executive officers, for whom compensation information is provided elsewhere in this proxy statement;

•	Each director and nominee for director; and

•	All executive officers and directors as a group.

Except as noted below, the address of each person listed on the table is c/o Southwall Technologies Inc., 3788 Fabian Way, Palo Alto, California 94303, and each person has sole voting and investing power over the shares shown as beneficially owned, except to the extent authority is shared by spouses under applicable law.  Beneficial ownership is determined in accordance with the rules of the SEC. The information below regarding persons beneficially owning more than 5% of our common stock is based solely on public filings made by such persons with the SEC through March 1, 2010.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Needham Investment Management, LLC (2)	1,428,000	5.0%
445 Park Avenue
New York, New York 10022
The Needham Group, Inc.	2,009,807	7.0%
445 Park Avenue
New York, New York 10022
Needham Capital Management (Bermuda) L.L.C. (3)	1,593,467	5.4%
445 Park Avenue
New York, New York 10022
Needham Capital Management, L.L.C. (4)	9,550,838	33.0%
445 Park Avenue
New York, New York 10022
Dolphin Direct Equity Partners, L.P. (5)	6,258,012	20.6%
PO Box 16867
Fernandina, Florida 32035
William A. Berry (6)	147,162	*
George I. Boyadjieff (7)	625,179	2.1%
Dennis E. Bunday (8)	40,000	*
Jami K. Dover Nachtsheim (9)	105,000	*
R. Eugene Goodson (10)	356,000	1.2%
Andre R. Horn (11)	179,200	*
Peter E. Salas (12)	6,474,392	21.2%
Dennis F. Capovilla (13)	789,072	2.7%
Mallorie Burak (14)	43,000	*
Michael Vargas (15)	238,695	*

All current officers and directors as a group (10 persons) (16)	8,997,700	27.8%
______________
*  Less than 1%

(1)
The number of shares of common stock deemed outstanding consists of (i) 28,791,089 shares of common stock outstanding as of March 1, 2010, and (ii) shares of common stock issuable upon conversion of outstanding Series A shares or upon exercise of options or warrants held by the respective persons or group that are exercisable within 60 days of March 1, 2010, as set forth below.

(2)
Consists of shares of common stock owned by private investment partnerships and registered investment companies with respect to which Needham Investment Management, LLC is a general partner or investment adviser and, therefore, may be deemed to own. Needham Investment Management, LLC disclaims beneficial ownership of these shares.

(3)
Consists of 804,063 shares of common stock and 332,704 shares of common stock issuable upon conversion of Series A shares owned by Needham Capital Partners III (Bermuda), L.P. and 323,035 shares of common stock and 133,665 shares of common stock issuable upon conversion of Series A shares owned by Needham Capital Partners II (Bermuda), L.P., with respect to which, in each case, Needham Capital Management (Bermuda) L.L.C. is a general partner and, therefore, may be deemed to own. Needham Capital Management (Bermuda) L.L.C. disclaims beneficial ownership of these shares.

(4)
Consists of 2,304,511 shares of common stock and 953,557 shares of common stock issuable upon conversion of Series A shares owned by Needham Capital Partners II, L.P.; 4,034,378 shares of common stock and 1,669,338 shares of common stock issuable upon conversion of Series A shares owned by Needham Capital Partners III, L.P.; and 416,652 shares of common stock and 172,402 shares of common stock issuable upon conversion of Series A shares owned by Needham Capital Partners IIIA, L.P., with respect to which, in each case, Needham Capital Management, L.L.C. is a general partner and, therefore, may be deemed to own. Needham Capital Management, L.L.C. disclaims beneficial ownership of these shares

(5)	Consists of 4,627,179 shares of common stock and 1,630,833 shares of common stock issuable upon conversion of Series A.

(6)	Includes currently exercisable options to purchase 105,000 shares.

(7)	Includes currently exercisable options to purchase 515,000 shares

(8)	Includes currently exercisable options to purchase 40,000 shares.

(9)	Includes currently exercisable options to purchase 105,000 shares.

(10)	Includes currently exercisable options to purchase 45,000 shares.

(11)	Includes currently exercisable options to purchase 35,000 shares.

(12)
Includes currently exercisable options to purchase 65,000 shares. Includes shares by Dolphin Direct Equity Partners, LP and 1,630,833 shares of common stock issuable upon conversion of Series A shares. Mr. Salas disclaims beneficial ownership of shares held by Dolphin Direct Equity Partners, LP except to the extent of his individual pecuniary interest therein.

(13)	Includes currently exercisable options to purchase 773,751 shares.

(14)	Includes currently exercisable options to purchase 42,500 shares

(15)	Includes currently exercisable options to purchase 231,250 shares.

(16)	Includes currently exercisable options to purchase 1,957,501 shares.

PROPOSAL 1
ELECTION OF DIRECTORS

There are currently eight members of our Board of Directors.  The Board has fixed the number of directors for the ensuing year at eight and has nominated for such positions the eight people listed below, each of whom is currently serving as a director.  The persons named in the enclosed proxy card as proxies will vote to elect each of the nominees unless you withhold authority to vote for the election of one or more nominees by marking the proxy card to that effect in accordance with the instructions in the proxy card.  Each of the eight nominees has agreed to serve, but if any of them shall become unable or unwilling to serve, the proxies, unless authority has been withheld as to such nominee, may be voted for election of a substitute nominee designated by our Board of Directors or the Board may reduce the number of directors.  Proxies may not be voted for more than seven persons.

In selecting members for our Board of Directors we consider each individual’s unique and diversified background and expertise.  We believe that selecting a Board with a wide range of talents and skills provides a functional diversity that allows our Board to provide strong leadership. For additional factors we consider see “Director Candidates” below. The following noteworthy experience, qualifications, attributes and skills for each Board member, together with the biographical information for each nominee described below, led to our conclusion that the person should serve as a director of Southwall in light of our business and structure:

•
Mr. Andre R. Horn, the Chairman of our Board, and Mr. Peter Salas each provide valuable experience and insight with respect to the financial community and marketplace.  Mr. Horn has substantial experience with corporate strategy, finance and operations.  Mr. Horn has served for over 20 years as a senior corporate executive and for over 40 years as a director for a multitude of public companies and gained experience from his role as Chairman of Needham & Co., Inc., a well recognized investment firm.  Mr. Salas’s qualifications include his background and experience in working with the investment community in his capacity as President of Dolphin Asset Management Corporation, an investment fund which he formed in 1999 after spending 10 years with JP Morgan Investment Managers.

•
Mr. William A. Berry and Mr. Dennis E. Bunday each provide a wealth of knowledge and experience in financial, accounting and administrative matters.  Mr. Berry is the former Chief Financial Officer of Compression Labs, Inc., a manufacturer of visual communications systems based on digital technology, and Mr. Bunday currently serves as Chief Financial Officer of Williams Control, Inc., a publicly traded manufacturer of electronic throttle controls.

•
Mr. George I. Boyadjieff and Dr. R. Eugene Goodson each provide experience and skills in management and operational matters.  Mr. Boyadjieff is the former Chief Executive Officer of Varco International, Inc., a diversified oil service company.  He also has experience in engineering, having begun his career as a mechanical engineer.  Dr. Goodson has a strong operations and manufacturing background, including his experience as our Chief Operating Officer and Principal Executive Officer during the period from 2006 to 2008.  He is currently teaching operational management at the University of Michigan Business School.  Dr. Goodson possesses an in-depth understanding of operational systems and the mechanics of a business.

•
Ms. Jami K. Dover Nachtsheim provides us with valuable experience in the sales and marketing areas.  Ms. Nachtsheim was Corporate Vice President of the Sales and Marketing Group and Director of Worldwide Marketing at Intel Corporation, a semiconductor manufacturer.

The following information includes information about each director and nominee, including his or her age, all positions he or she holds with us, his or her principal occupation and business experience during the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or held a directorship during the past five years.

Name	Age
William A. Berry (1)	71
George I. Boyadjieff (3)	71
Dennis E. Bunday (3)	59
Dennis F. Capovilla	50
R. Eugene Goodson	75
Andre R. Horn (1)(2)	81
Jami K. Dover Nachtsheim (1)(2)	51
Peter E. Salas (2)(3)	55

(1)	Member of the Audit Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Compensation Committee.

Mr. Berry has served on our Board of Directors since May 2003.  Mr. Berry worked for the Electric Power Research Institute (“EPRI”), a non-profit energy research organization providing science and technology-based solutions to global energy companies, from April 1996 until his retirement in December 2003.  While at EPRI, Mr. Berry served as Chief Financial Officer from April 1996 to July 2003.   From August 2003 to December 2003, Mr. Berry served as Special Projects Manager for EPRI.  From 1992 to March 1996, Mr. Berry was the Senior Vice President and Chief Financial Officer of Compression Labs, Inc., a manufacturer of visual communications systems based on digital technology, and from 1989 to 1992 was the President of Optical Shields, Inc. Mr. Berry worked at Raychem Corporation, a producer of industrial electronics components, from 1967 until 1988, where he was a Corporate Vice President and Chief Administrative Officer from 1985 to 1988.  Mr. Berry holds a BS in industrial engineering and an MBA from Stanford University.

Mr. Boyadjieff joined our Board of Directors in December 2003.  From August 9, 2006 to October 31, 2006, Mr. Boyadjieff served as our interim Chief Executive Officer.  Mr. Boyadjieff was the Chief Executive Officer of Varco International, Inc., a diversified oil service company, from 1991 through 2002, and the chairman of the Board of Directors of Varco from 1998 through 2003. Mr. Boyadjieff retired from active leadership of Varco in 2003 at which time he joined the Southwall Technologies Board of Directors.  Mr. Boyadjieff holds a BS and an MS in mechanical engineering from the University of California at Berkeley.

Mr. Bunday joined our Board of Directors in June 2008.  He has been Executive Vice President, Chief Financial Officer, and Secretary of Williams Control, Inc. (NASDAQ: WMCO), a manufacturer of electronic throttle controls, since July 2002.  From January 2001 until June 2002, he served as Chief Financial Officer for Williams Control in his capacity as an independent contractor for Williams Control, Inc.  Prior to joining Williams Control, Inc., he served as Vice President-Finance and Chief Financial Officer from 1998 to 2001, for Babler Bros., Inc., a manufacturer of pre-cast concrete products.  From 1996 until 1998, he held the same positions with Quality Veneer & Lumber, Inc., and its predecessor, the Morgan Company, a producer of forest products.  Mr. Bunday received a Bachelors degree in accounting from Washington State University.

Mr. Capovilla joined Southwall in July 2003 and became Chief Executive Officer in May 2008.  He was appointed President in April 2007. Prior to joining Southwall, Mr. Capovilla was employed by Palm, Inc., a manufacturer of personal digital assistant devices, where he was the Vice President, Enterprise Sales from 2002 to March 2007. From 1997 to 2002 he was employed by FATBRAIN, LLC, an e-commerce provider of books and information products, as the President and Chief Executive Officer from 2000 to 2002, the President and Chief Operating Officer from 1999 to 2000, and the VP of Sales and Business Development from 1997-1999. From 1993 to 1997, Mr. Capovilla was with Apple Computer, Inc., a computer manufacturer, as the Director, Americas Imaging Division and Worldwide Printer Supplies (1996-1997), Manager Printer Supplies Business Unit (1995-1996) and as Worldwide Product Marketing Manager, Imaging Systems (1993-1995).  Prior to his employment at Apple Computer, Inc., Mr. Capovilla held various Sales and Marketing Management positions with Versatec, Inc. and Xerox Corporation. Mr. Capovilla holds a B.S. in Marketing from the University of Santa Clara.

Dr. Goodson joined our Board of Directors in April 2006 and served as our Chief Operating Officer from September 18, 2006 through October 31, 2006 and as Principal Executive Officer of Southwall from November 1, 2006 through May 15, 2008.  Dr. Goodson was the Chief Executive Officer and President of Williams Controls Inc. (NASDAQ: WMCO), a manufacturer of electronic throttle controls, from July 2002 until October 2004, and the Chairman of the Board of Williams Controls since October 2004.  From 1990 to 1997, Dr. Goodson was the Chairman and Chief Executive Officer of Oshkosh Truck Corporation, a developer and producer of heavy-duty on and off road trucks.  After retiring from Oshkosh in 1998, Dr. Goodson became an Adjunct Professor at the University of Michigan Business School, teaching operations management.  He was a director of the Executive Officer Association of American Industrial Partners, a private equity firm, from 1998 to 2005.

Mr. Horn was appointed to our Board of Directors in February of 2006 and became Chairman of the Board on May 15, 2008.  Mr. Horn retired in 1985 as Chairman of Joy Manufacturing Co. in Pittsburgh, Pennsylvania, now known as Joy Global Inc., a manufacturer of heavy equipment.  Mr. Horn served as the Chairman of Needham & Co., Inc. (“Needham”), from which position he retired in 1991, and was elected Chairman Emeritus of Needham.  Mr. Horn is currently a director of Needham.  Mr. Horn is currently a director and Chairman of the Board of REMEC, Inc., a San Diego, California manufacturer of microwave components for communications and defense electronics, which is in the process of liquidation.  Mr. Horn holds a BA in Mathematics from the University of Paris and is a graduate from the Ecole des Hautes Etudes Commerciales.

Ms. Nachtsheim has been a member of our Board of Directors since March 2003.  Ms. Nachtsheim retired in June 2000 after 20 years with Intel Corporation, a semiconductor manufacturer.  Ms. Nachtsheim served in a variety of positions at Intel, most recently as Corporate Vice President of the Sales and Marketing Group and Director of Worldwide Marketing, from 1998 until her retirement.   Ms. Nachtsheim is a member of the Board of Directors for Affymetrix, Inc., a biotechnology company, as of March 2010  and was a member of the Board of ACT Conferencing, Inc., a telephone conferencing services company from October 2007 to May 2010.  From January 2003 to December 2003, Ms. Nachtsheim served on the Board of Directors of Vixel Corporation, a creator of disruptive storage networking technologies.  Ms. Nachtsheim is a graduate of Arizona State University with a BA in Business Management.

Mr. Salas was appointed to our Board of Directors in November of 2005.  Mr. Salas has been President of Dolphin Asset Management Corporation and its related companies (“Dolphin”) since he founded it in 1988. Prior to founding Dolphin, he was with J.P. Morgan Investment Management, Inc. for ten years.  Mr. Salas is currently a director and Chairman of the Board of Tengasco, Inc. (AMEX: TGC), an independent oil and gas producer and Williams Controls, Inc. (NASDAQ: WMCO), a manufacturer of electronic throttle controls.  Mr. Salas also serves as a director and principal executive officer of ACT Conferencing Inc., a conferencing services company.  Mr. Salas received an A.B. degree from Harvard.

The Board of Directors recommends a vote “FOR” the election of all of the above nominees.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that Southwall is managed for the long-term benefit of its stockholders.  We are committed to having sound corporate governance principles.  We continually review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies.  We also review the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the NASDAQ listing standards.  As noted below, we have attempted to continue to comply with NASDAQ listing standards relating to corporate governance, even though we are no longer listed on NASDAQ.

Determination of Independence

Our Board of Directors has determined that none of Messrs. Berry, Boyadjieff, Bunday, Horn or Salas or Ms. Nachtsheim has a material relationship with us (directly or as a partner, shareholder or officer of an organization that has a relationship with us) and that each of these directors is an “independent director” within the meaning of NASDAQ’s director independence standards.  In addition, our Board of Directors has determined that each of the members of each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is an “independent director” within the meaning of NASDAQ’s director independence standards.

Director Candidates

Our stockholders may recommend director candidates for inclusion by the Board of Directors in the slate of nominees that the Board recommends to our stockholders for election.  The qualifications of recommended candidates will be reviewed by our Nominating and Corporate Governance Committee. Following its review, the Nominating and Corporate Governance Committee will decide whether to recommend that such candidate be nominated by the Board of Directors for election as a director by the stockholders.  If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election as a director by the stockholders, the name will be included in our proxy card for the stockholders meeting at which his or her election is recommended.

Stockholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting their names and background to the “Southwall Technologies Inc. Nominating and Corporate Governance Committee” c/o Southwall Technologies Inc., 3788 Fabian Way, Palo Alto, California 94303.  The Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis and in accordance with our bylaws.  The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board.  Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

In considering whether to recommend candidates for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in Southwall’s Nominating and Corporate Governance Committee Charter.  These criteria specifically include whether the candidate assists in achieving a mix of Board members that represents diversity of background and professional experience, including with respect to ethnic background, age and gender.  Other criteria include the candidate’s demonstrated character and integrity, business acumen, the current composition and mix of Board members, expertise and experience, commitment, independence, diligence, conflicts of interest and the candidate’s ability to act in the interest of all stockholders.  The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.  We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.  We have not paid, to date, any third party a fee to assist in evaluating and identifying nominees.

Communications from Stockholders and Other Interested Parties with the Board

The Board of Directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate.  Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will, with the assistance of our legal counsel, (1) be primarily responsible for monitoring communications from stockholders and other interested parties and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important to be brought to the attention of the directors.  Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to:

Ms. Jami K. Nachtsheim
Chair of the Nominating and Corporate Governance Committee
c/o Southwall Technologies Inc.
3788 Fabian Way
Palo Alto, CA 94303

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations.  The Board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its stockholders.  The Board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors.  It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources.  The Board participates in decisions that have a potential major economic impact on the Company and its stockholders.  Management keeps the directors informed of Company activity through regular written reports and presentations at Board and committee meetings.

The Board of Directors is led by its Chairman, Mr. Horn.  Each of our Audit, Nominating and Corporate Governance and Compensation Committees provide oversight and assess risk in their respective areas.  In addition, the Board and each committee have an active role in overseeing management of our Company’s risk.  The Board regularly reviews information regarding our operations, credit, and liquidity, as well as the risks associated with each.

Board of Directors Meetings and Committees

The Board of Directors met five times in 2009.  During 2009, each of our directors attended 75% or more of the total number of meetings of the Board of Directors and the committees of which such director was a member.  The Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees.  Each committee has a written charter that has been approved by the Board, current copies of which may be found on our website at www.southwall.com.  You can also request copies of these charters, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, by writing to:

Michael Vargas
c/o Southwall Technologies Inc.
3788 Fabian Way
Palo Alto, CA  94303

Executive sessions of non-management directors are held at least four times per year, and during 2009, there were four such sessions.  The sessions are scheduled and chaired by Mr. Horn.  Any non-management director can request that an additional executive session be scheduled.

It is our current policy to have the Chairman of the Board and the President and Chief Executive Officer attend the annual meetings of stockholders.  All of our then current directors and our current President and Chief Executive Officer attended the 2009 annual meeting of stockholders.

Audit Committee

The current members of our Audit Committee are Messrs. Berry (Chair) and Horn and Ms. Nachtsheim.  The Board of Directors has determined that each of Messrs. Berry and Horn qualifies as an “audit committee financial expert” under applicable SEC rules.  The Board of Directors has determined that each of Messrs. Berry and Horn and Ms. Nachtsheim is an “independent director” under the NASDAQ rules governing the qualifications of the members of audit committees.  In addition, our Board of Directors has determined that each member of the Audit Committee meets the financial literacy and sophistication requirements under NASDAQ rules.  None of Messrs. Berry and Horn and Ms. Nachtsheim serves on the audit committees of more than two other public companies.  The Audit Committee met 4 times during 2009.  The responsibilities of our Audit Committee and its activities during 2009 are summarized in the Report of the Audit Committee contained below in this proxy statement.

Compensation Committee

The current members of the Compensation Committee are Messrs. Salas (Chair), Boyadjieff and Bunday.  The Board of Directors has determined that Messrs. Salas, Boyadjieff, and Bunday are “independent directors” under NASDAQ rules.  Our Compensation Committee held six meetings during 2009.  For more information regarding our Compensation Committee, see “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Ms. Nachtsheim (Chair) and Messrs. Horn and Salas.  The Board of Directors has determined that each of Ms. Nachtsheim and Messrs. Horn and Salas is an “independent director” under NASDAQ rules.  The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become nominees for director, recommend candidates to be nominated by the Board for election as directors, develop and recommend to the Board a set of corporate governance principles and oversee the evaluation of the Board.  The Nominating and Corporate Governance Committee is authorized to retain any advisers or consultants.  For information relating to nominations of directors by our stockholders, see “Director Candidates” above.  Our Nominating and Corporate Governance Committee met 4 times in 2009.

Audit Committee’s Pre-Approval Policy and Procedures

Our Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm for the purpose of maintaining the independence of our independent registered public accounting firm.  For audit services, each year the independent registered public accounting firm outlines the scope of the audit services proposed to be performed during the year, which must be approved by the Audit Committee before the audit commences.  The independent registered public accounting firm also submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences.  Unless a type of service to be provided by the independent registered public accounting firm has received a general pre-approval, it will require specific pre-approval by the Audit Committee.  Any proposed service exceeding pre-approved cost levels requires specific pre-approval by the Audit Committee.

Each year, management also submits to the Audit Committee a list of non-audit services that it recommends the independent registered public accounting firm be engaged to provide and an estimate of the fees to be paid for each. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the non-audit services on the list would not compromise the independence of the independent registered public accounting firm and would be permissible under all applicable legal requirements.  The Audit Committee must approve both the list of non-audit services and the budget for each such service before commencement of the work.  Management and the independent registered public accounting firm report to the Audit Committee at each of its regularly scheduled meetings as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by us for those services.

During 2009, no services were provided to us by Burr Pilger Mayer, Inc., our independent registered public accounting firm, or any other accounting firm other than in accordance with the pre-approval policies and procedures described above.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  The primary duties and responsibilities of the Audit Committee are to:  (1) select and approve our independent   registered public accounting firm; (2) monitor our financial reporting process and internal control systems and ensure that deficiencies in the financial reporting process and internal control system, as reported by our independent registered public accounting firm, are corrected; (3) review and appraise the audit efforts of our independent registered public accounting firm; (4) review and authorize the independent registered public accounting firm’s fee; and (5) provide an open avenue of communication among the independent registered public accounting firm, financial and senior management and the Board of Directors.

In fulfilling its oversight responsibilities regarding the 2009 financial statements, the Audit Committee reviewed and discussed with management the audited financial statements in our Annual Report on Form 10-K for year ended December 31, 2009, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of Southwall’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the Statement on Auditing Standards No. 114, as amended (The Auditor’s Communication with Those Charged with Governance), and the Public Company Accounting Oversight Board rules and regulations, as currently in effect.   In addition, the Audit Committee has received the written disclosures and the letter from the independent registered accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (Independence Discussions with Audit Committees) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence from management and Southwall.

The Audit Committee discussed with Southwall’s independent registered public accounting firm the overall scope and plans for their audit in 2009.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, and the overall quality of Southwall’s financial reporting.  The Audit Committee held 4 meetings during 2009.  In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors  has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

The Audit Committee

William A. Berry, Chairman
Jami K. Dover Nachtsheim
Andre R. Horn

PROPOSAL 2 - APPROVAL OF AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

General

Our Board of Directors has approved an amendment to our restated certificate of incorporation, as amended, to effect a Reverse Stock Split, as described below, subject to approval of the amendment by our stockholders and further Board discretion whether to implement the Reverse Stock Split, and is hereby soliciting stockholder approval for the amendment.

If approved by our stockholders, the Reverse Stock Split would permit (but not require) our Board of Directors to effect a reverse stock split of our common stock at any time prior to May 12, 2011 by a ratio of not less than one-for-two and not more than one-for-six, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion. We believe that enabling the Board of Directors to set the ratio within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders. In determining a ratio, if any, following the receipt of stockholder approval, the Board of Directors may consider, among other things, factors such as: the historical trading price and trading volume of our common stock; the number of shares of our common stock outstanding; the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock; and prevailing general market and economic conditions.

Depending on the ratio for the Reverse Stock Split determined by our Board of Directors, two, three, four, five or six shares of existing common stock, as determined by our Board of Directors, will be combined into one share of common stock. The number of shares of common stock issued and outstanding will therefore be reduced, depending upon the reverse stock split ratio determined by the Board of Directors. The amendment to our restated certificate of incorporation, as amended, that is filed to effect the Reverse Stock Split, if any, will include only the reverse split ratio determined by the Board of Directors to be in the best interests of our stockholders.

If the Reverse Stock Split is effected, we will also proportionately reduce the number of authorized shares of our common stock. Accordingly, the proposed amendment to our restated certificate of incorporation, as amended, would also reduce the total number of authorized shares of common stock, depending on the reverse split ratio determined by the Board of Directors. The amendment to our restated certificate of incorporation, as amended, that is filed in connection with the Reverse Stock Split, if any, will include only the total number of authorized shares of common stock determined by the Board of Directors to be in the best interests of stockholders. If our Board of Directors abandons the Reverse Stock Split, we will also abandon the related reduction in the number of authorized shares.

The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing (the “Effective Time”) of the amendment to our restated certificate of incorporation, as amended, with the Secretary of State of the State of Delaware. The exact timing of the filing of the amendment will be determined by the Board of Directors based on its evaluation as to when such action will be the most advantageous to our Company and our stockholders. In addition, the Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment, the Board of Directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split. If an amendment to our restated certificate of incorporation, as amended, effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware by May 12, 2011, the Board of Directors will abandon the Reverse Stock Split.

The form of amendment to our certificate of incorporation, as amended, to effect the Reverse Stock Split is attached as Annex A to this proxy statement.

Reasons for Proposed Amendment

We are submitting the Reverse Stock Split to our stockholders for approval with the primary intent of increasing the market price of our common stock to enhance our ability to meet the initial listing requirements of the NASDAQ Capital Market and make our common stock more attractive to a broader range of investors. Although we have not applied to list our common stock on the NASDAQ Capital Market or any other stock exchange, our Board of Directors has considered taking such action and believes it is in the Company’s and our stockholders’ best interests to position our common stock for possible listing. Among the initial listing requirements for the NASDAQ Capital Market is a $4.00 per share minimum bid price. On March 1, 2010, the last reported sale price of our common stock on the OTC Bulletin Board was $1.44 per share. As discussed below, the Reverse Stock Split should have the effect of increasing the market price of our common stock. Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split is in our Company’s and our stockholders’ best interests.

We believe that the Reverse Stock Split will enhance our ability to list our common stock on the NASDAQ Capital Market, which requires, among other items, that the bid price for our common stock be no less than $4.00 per share. Reducing the number of outstanding shares of our common stock should, absent other factors, increase the per share market price of our common stock, although we cannot provide any assurance that we will be able to maintain our minimum bid price over $4.00 per share even if we implement the Reverse Stock Split. Although our Board of Directors has determined that it is in the Company’s and our stockholders’ best interests to position our common stock for potential listing on the NASDAQ Capital Market or another stock exchange, the Board may ultimately determine not to apply for any such listing, and there can be no assurance that any such application, if made, will result in the listing of our common stock on any such stock exchange.

In addition, we believe the Reverse Stock Split will make our common stock more attractive to a broader range of investors, as we believe that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Furthermore, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that the Reverse Stock Split will make our common stock a more attractive and cost effective investment for many investors, which we in turn believe would enhance the liquidity of the holders of our common stock.

Reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Potential Effects of Proposed Amendment

If our stockholders approve the Reverse Stock Split and our Board of Directors determines to effect it, the number of shares of common stock issued and outstanding will be reduced, depending upon the reverse stock split ratio determined by the Board of Directors. The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that as described below in “Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split will not change the terms of the common stock. After the Reverse Stock Split, the shares of common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. The Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable.

The Reverse Stock Split may result in some stockholders owning "odd-lots" of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

After the Effective Time, we will continue to be subject to the periodic reporting and other requirements of the Exchange Act. Bid and ask prices for our common stock will continue to be quoted on the OTC Bulletin Board under the symbol “SWTX.OB,” although the OTC Bulletin Board will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the Effective Time to indicate that a Reverse Stock Split has occurred. The Reverse Stock Split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934.

Beneficial Holders of Common Stock

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive shares of post-Reverse Stock Split common stock.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of shares of post-Reverse Stock Split common stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of shares of common stock to which they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of shares of post-Reverse Stock Split common stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share.

Effect of the Reverse Stock Split on Outstanding Stock Options, Warrants, and Employee Plans

Based upon the Reverse Stock Split ratio determined by our Board of Directors, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options or warrants entitling the holders to purchase shares of common stock. This would result in approximately the same aggregate price being required to be paid under such options or warrants upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split.  The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the Reverse Stock Split ratio determined by our Board of Directors.

Effect of the Reverse Stock Split on Outstanding Series A 10% Cumulative Convertible Preferred Stock

The Reverse Stock Split will not change the number of outstanding shares of our Series A 10% Cumulative Convertible Preferred Stock or the terms of our Preferred Stock, except that the conversion ratio for all outstanding Series A shares will be adjusted upon the effective time of the Reverse Stock Split, such that the number of shares of common stock issuable upon the conversion of the Series A shares will be reduced to one- half to one-sixth (depending on the Reverse Stock Split ratio determined by our Board of Directors) of the number of shares of common stock that were issuable upon conversion of such Series A shares immediately before the effective time of the Reverse Stock Split.

Accounting Matters

The amendment to our restated certificate of incorporation, as amended, will not affect the par value of our common stock. As a result, upon the effectiveness of the Reverse Stock Split, the stated capital on our balance sheet attributable to the common stock will be reduced to one-half to one-sixth of its present amount, depending on the Reverse Stock Split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the common stock will be retroactively increased for each period because there will be fewer shares of common stock outstanding.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment).

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

U.S. Holders

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, no gain or loss will be recognized upon the Reverse Stock Split. Accordingly, the aggregate tax basis in the common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the common stock surrendered, and the holding period for the common stock received should include the holding period for the common stock surrendered.

Non-U.S. Holders

The discussion in this section is addressed to “non-U.S. holders.” A non-U.S. holder includes a beneficial owner of our common stock that is a foreign corporation or who is a non-resident alien individual. Generally, non-U.S. holders will not recognize any gain or loss upon the Reverse Stock Split.

Appraisal Rights

Under the Delaware General Corporation Law, stockholders will not be entitled to dissenter's rights with respect to the proposed amendment to our restated certificate of incorporation, as amended, to effect the Reverse Stock Split, and we do not intend to independently provide stockholders with any such right.

Required Consent

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the amendment to our restated certificate of incorporation, as amended, to effect the Reverse Stock Split.

Our Board of Directors recommends you vote FOR Proposal 2.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee (for purposes of this discussion, the “Committee”) of the Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with Southwall’s compensation philosophy.  The Committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive.  The members of the Committee are Messrs. Salas (Chair), Boyadjieff and Bunday.  Messrs. Salas, Boyadjieff and Bunday are independent directors under NASDAQ rules and regulations.   Our Compensation Committee held six meetings during 2009 Messrs. Salas, Boyadjieff and Bunday were chosen to serve on the Committee because of their status as independent directors and their experience in compensation matters.

The Committee operates pursuant to a written charter, which can be found on our website at www.southwall.com.  The Committee charter gives the Committee authority to determine or recommend to the Board for determination the Chief Executive Officer and other executive officers’ compensation.  The Committee charter also gives the Committee authority to hire outside consultants to provide assistance in determining market levels of executive compensation.  The Committee did not retain an outside compensation consultant in 2009 as part of the process in determining executive compensation.

Of the six meetings held by the Committee in 2009 the Company’s Chief Executive Officer attended one of these meetings. Each member of the Committee was paid $750 for each meeting attended in person if the meeting was held on a date other than a regularly scheduled Board meeting or $500 for each Committee meeting held via teleconference held other than on the day of a Board meeting.  As Chairman of the Compensation Committee, Mr. Salas was paid a retainer of $15,000 in 2009.

Throughout this proxy statement, the individuals included in the Summary Compensation Table below, are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our Compensation Peer Group, as defined below.  To that end, the Committee believes compensation packages provided by Southwall to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Committee makes or recommends to the Board all compensation decisions for the Company’s executive officers and approves recommendations from the Board of Directors regarding equity awards to all executive officers of the Company.  Decisions regarding the compensation of non-executive officers are made by the functional Vice Presidents.

The Chief Executive Officer annually reviews the performance of each executive officer (other than the Chief Executive Officer whose performance is reviewed by the Committee).  The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are made by the Committee.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured Southwall’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.

In determining the particular elements of compensation that are used to implement our overall compensation policies, the Committee takes into consideration a number of factors related to our performance including competitive practices among our Compensation Peer Group.  The Compensation Peer Group, against which we believe we compete for talent, consists of both public and private similarly situated companies in the California market.  The Committee compares each element of compensation given to executive officers against the Compensation Peer Group. Data on the compensation practices of the Compensation Peer Group generally is gathered through searches of publicly available information, including publicly available databases.  Publicly available information does not typically include information regarding target cash compensation, so we rely upon compensation surveys.   Compensation Peer Group data is gathered with respect to base salary, bonus targets and all equity awards (including stock options, performance shares, restricted stock and long-term, cash-based awards).  It does not include deferred compensation benefits or generally available benefits, such as 401(k) plans or health care coverage.  We compete with many larger companies for top executive-level talent.  Because of the competitive marketplace for talent, the Committee generally sets compensation for its executive officers at approximately the midpoint of compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group.  Variations to this objective may occur as dictated by the experience level and performance of the individual and market factors.

Compensation Components

For the fiscal year ended December 31, 2009, the principal components of compensation for the named executive officers were: (i) base salary, (ii) bonuses, (iii) long-term equity incentive compensation, (iv) retirement benefits provided under a 401(k) plan and (v) perquisites and other generally available benefit programs.  The Committee has selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy.  For instance, base salary and bonus target percentage are set with the goal of attracting employees and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform, while our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent.  We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

Base Salary

We provide executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year.  Base salary ranges for executive officers are determined for each executive based on his or her position and responsibility by using market data from the Compensation Peer Group.  Base salary ranges are designed so that salary opportunities for a given position will be at the midpoint of the base salary established for each range.

During its review of base salaries for executives, the Committee primarily considers:

•	market data for the Compensation Peer Group;

•	internal review of the executive’s compensation; and

•	individual performance of the executive.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility.  Merit based increases to salaries of executive officers are based on the Committee’s assessment of the individual’s performance.

Annual Bonus

Annual bonuses also are paid to our named executive officers to reward the achievement of Southwall’s business goals.  Bonuses are intended to reflect an individual’s accomplishment of both corporate and functional objectives.  Substantial weight is given to the achievement of corporate rather than functional objectives such as: profitability improvement, asset management, market position, product leadership and product development.

Achievement of the targeted goals under the bonus plan are intended to result in compensation that the Committee believes reflects an appropriate range to enable us to attract and retain key personnel and to motivate the executives to meet our business goals.  While the achievement of our business goals is a significant factor in determining an individual’s bonus, the Board of Directors retains discretion and may evaluate criteria other than defined performance objectives.  As business and economic conditions change throughout the year our Board of Directors may re-evaluate and modify performance targets. In 2009, no adjustments to the performance targets were made.

At the beginning of each fiscal year, the Committee meets with the Chief Executive Officer to review Company and individual objectives for the current year and establish performance-based target bonuses expressed as a percentage of base salary paid during the year.   The Committee, the Board of Directors, and the Chief Executive Officer establish the quantitative and qualitative goals.  These goals are based on the achievement of specified operating income levels and other key performance measures, such as product development and strategic vertical alliances. Once the current target bonus is agreed upon, our current policy provides opportunities for employees to earn between 0% and 150% of their target bonuses.  For 2009, our named executive officers were eligible to receive a target bonus calculated as a percentage of their respective base annual salaries as follows:  Dennis F. Capovilla (50%), Mallorie Burak (30%), and Michael Vargas (35%).

For 2009, a portion of the performance goals for our named executive officers included achieving specified operating income ranging from $1,776,000 to $5,910,000.  In fiscal 2009, the net income and the key performance initiatives were achieved.

Long-Term Equity Incentive Compensation

Southwall provides long-term incentive compensation through awards of stock options that generally vest over four years.  Our equity compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value.  The equity compensation program also is designed to encourage our officers to remain employed with Southwall despite a very competitive labor market.

Equity-based incentives are granted to our officers under our 2007 Long Term Incentive Plan.  The Committee has granted equity awards at its scheduled meetings or by unanimous written consent.  Grants approved during scheduled meetings become effective and are priced as of the date of approval. Grants approved by unanimous written consent become effective and are priced as of the date the last signature is obtained or as of a predetermined future date.  All stock option grants have a per share exercise price equal to the fair market value of our common stock on the grant date.  The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement.  Similarly, the Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.   Because equity compensation awards typically vest over a four-year period, the value to recipients of any immediate increase in the price of our stock following a grant is diminished.

We grant stock options because they can be an effective tool for meeting our compensation objective to increase long-term stockholder value by tying the value of the stock options to our performance in the future.  Employees are able to profit from stock options only if the trading price our stock increases over the stock option’s exercise price.

The number of stock options our Committee grants to each officer and the vesting schedule for each grant is determined based on a variety of factors, including the number of options already held by the officer, market data collected regarding the equity grant ranges for the Compensation Peer Group listed above and our goal to award grants in line with the competitive benchmark data, as well as the performance rating each executive is given by our Chief Executive Officer.  The Chief Executive Officer assigns a performance rating to each named executive officer based on a number of factors, including the individual’s accomplishments during the prior fiscal year and over the course of his or her service with Southwall.  The Chief Executive Officer then makes a recommendation to the Committee as to the number of options to be granted to each named executive officer, as well as the total options to be granted to other employees.  In deciding the number of stock options granted to the named executive officers, the Chief  Executive Officer and the Committee consider the officer’s position, the number of options already held by the officer, the performance assessment (both historical and future potential), and the number of shares available in the 2007 Long Term Incentive Plan.  For 2009, the Committee accepted the Chief Executive Officer’s recommendations with respect to stock option grants, and the Board of Directors voted to grant the stock options as presented by the Committee.

In 2009, the Committee and our Board of Directors relied upon the above-mentioned factors to approve stock option grants for the named executive officers and other senior officers.  The Chief Executive Officer made recommendations to the Committee based on guidelines that include award ranges for employees at specific job responsibility levels and performance ratings.  Stock options generally vest 25% per year over a period of four years.  Stock option awards to employees were made under our 2007 Long Term Incentive Plan for Employees and Consultants.

Retirement Benefits under 401(k) Plans, Perquisites and Generally Available Benefit Programs

In fiscal 2009, the named executive officers were eligible to receive health care coverage that is generally available to other Southwall employees.  We also maintain a tax-qualified 401(k) Plan and Roth 401(k) Plan, which provides for broad-based employee participation.  Under both 401(k) Plans, all Southwall employees are eligible to receive matching contributions from Southwall.  The matching contribution for the 401(k) Plan in 2009 was 25% on the first $6,000 contributed by the employee up to a maximum company match of $1,500 subject to applicable Federal limits.  We do not provide defined benefit pension plans or defined contribution retirement plans to our executives or other employees other than the 401(k) Plan or Roth 401(k) Plan.

We also offer a number of other benefits to the named executive officers pursuant to benefit programs that provide for broad-based employee participation.  These benefits programs include medical insurance, including flexible spending accounts, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, business travel insurance, employee assistance plans and certain other benefits.

The 401(k) Plan and other generally available benefit programs allow us to remain competitive for qualified employees, and we believe that the availability of the benefit programs generally enhances employee productivity and loyalty to Southwall.  The main objectives of our benefit programs are to give our employees access to quality healthcare, financial protection from unforeseen extraordinary events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements.  These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

On an annual basis, we benchmark our overall benefits programs, including our 401(k) Plan, against external benchmark data and surveys from our benefit consultants and plan administrators.  We generally target our overall benefits programs to be the mid range of overall benefits offered by our Compensation Peer Group to their employees, which we believe allows us to remain competitive in attracting and retaining talent.  We consider possible changes to our benefits programs in light of the overall objectives of the program, including the effectiveness of the retention and incentive features of such programs and our targeted percentile range compared to our Compensation Peer Group.

Stock Ownership Guidelines

We have not adopted stock ownership guidelines that require our directors and named executive officers to maintain a certain amount of Southwall stock.  We believe such guidelines are unnecessary because we believe that the interests of directors and named executive officers are already closely aligned with the interests of stockholders through grants of stock options made under our 2007 Long Term Incentive Plan.  We have an insider trading policy which, among other things, prohibits covered employees from short sales and trading in publicly listed options for Southwall shares.  We have no specific policy regarding hedging of stock ownership positions, but any such hedging must be accomplished within the requirements of the insider trading policy.

Compensation of Principal Executive Officer

Dennis F. Capovilla, our Chief Executive Officer, received a salary of $325,000 for 2009.  In setting Mr. Capovilla’s salary, target bonus and equity compensation grant, the Committee relied on market-competitive pay data and the strong belief that the Chief Executive Officer significantly and directly influences Southwall’s overall performance.  The Committee also took into consideration the overall compensation policies discussed above.

Accounting and Tax Considerations

In designing our compensation programs, we take into consideration the accounting and tax effect that each element will or may have on Southwall and the executive officers and other employees as a group.  Our goal is to keep the expense related to our compensation programs as a whole within certain affordability levels.  We recognize a charge to earnings for accounting purposes when stock options are granted.  We also take into account that the 401(k) Plan provides a tax-advantaged retirement planning vehicle for our executives.

In addition, except in connection with our severance policy covering the three named executive officers as described under the heading, “Severance Agreements”, below, we have not provided any employee or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code.  Section 280G and related Internal Revenue Code sections and regulations provide employees, directors and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of Southwall that exceeds certain limits, and that Southwall or its successor could lose a deduction on the amounts subject to the additional tax.  Section 409A also imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A.  To assist in the avoidance of additional tax under Section 409A, we structure our equity awards in a manner intended to comply with the applicable Section 409A requirements.

In determining which elements of compensation are to be paid and how they are weighted, we also take into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code.  Under Section 162(m), we generally receive a federal income tax deduction for compensation paid to any of our named executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m).  Our prior 1997 Stock Incentive Plan and 1998 Stock Option Plan for Employees and Consultants, as well as the current 2007 Long Term Incentive Plan, permit our Committee to pay compensation that is “performance-based” and thus fully tax-deductible by Southwall.  Our Committee currently intends to continue seeking a tax deduction for all of our executive compensation, to the extent we determine it is in the best interests of Southwall.  All of the stock options granted to our executive officers qualify under Section 162(m) as performance-based compensation.

Severance Agreements

During 2009, we had in place a severance policy that covered the three named executive officers, under which they might become entitled to annual benefits in connection with certain changes in control of Southwall in connection with a merger, liquidation or tender offer.  Under the policy, each participant might become entitled to a lump sum severance payment upon his or her involuntary termination or a material change in responsibilities within twelve months after a change in control.   The lump sum payment would have been equal to (i) in the case of our Chief Executive Officer, one and half times the sum of the Chief Executive Officer’s annual base salary in effect at the time of his involuntary termination plus the bonuses earned by him or her for the immediately preceding fiscal year and (ii) in the case of each other participant, up to twelve months severance based on the sum of the participant’s annual salary in effect at the time of his or her involuntary termination.  In addition, the amount paid to each participant would have been grossed up if the amount received by the participant is subject to federal excise tax as an “excess parachute payment” for federal tax purposes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors oversees our compensation program on behalf of the Board of Directors.  In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on this review and the discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee:

Peter E. Salas, Chairman
George I. Boyadjieff
Dennis E. Bunday

RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAMS

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.  In addition, the Compensation Committee believes that the mix and design of the components of executive compensation as decribed in our Compensation Discussion and Analysis do not encourage management to assume excessive risks.  Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee is composed of Messrs. Salas, Boyadjieff and Bunday.  Mr. Salas has not at any time since our formation been an officer or employee of Southwall.  Mr. Boyadjieff was interim Chief Executive Officer of Southwall from August 9, 2006 through October 31, 2006.  At that time, he was not a member of the Compensation Committee.  Mr. Bunday has served as a consultant to Southwall since 2007.  None of our present executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

Management

The following sets forth certain information with respect to the Company’s officers as of March 1, 2010.

Mr. Capovilla's biography is presented on page 12.

Mallorie Burak, age 39, joined Southwall in September 2007 as Chief Accounting Officer and Corporate Controller.  Ms. Burak was previously employed by Oracle Corporation, a software company, where she was the Finance Director for the Communications Global Business Unit, a business unit created as a result of Oracle’s acquisition of Portal Software, where Ms. Burak served as Director of Revenue from 2005 to 2007.  Prior to Portal Software, Ms. Burak was the US Corporate Controller at Ilog, Inc., a software company from 2004 to 2005.  From 2002 to 2004, Ms. Burak was with Iverson Financial Systems, Inc., a financial reference data management company, as Director of Finance.  Ms. Burak has held various financial management positions with TrueSan Networks, Zilog, Inc. and Hewlett Packard Company.  Ms. Burak earned her Masters in Business Administration and Bachelor of Science in Business Administration from San Jose State University.

Michael Vargas, age 51, joined Southwall in 2004 and serves as Vice President Administration and Human Resources.  Mr. Vargas joined us from Agilent Technologies, Inc., where he was Senior Business Human Resources Manager for a $150 million storage networking solutions business called I/O Solutions Division and the Worldwide Controllership function for a $2 billion Semiconductor Products Group from 1999 to 2004.  Previously he spent 15 years at Hewlett Packard in various human resources and recruiting management roles in the semiconductor and personal computer businesses.

Summary Compensation Table

The following table sets forth information about the compensation of each person who served as Principal Executive Officer, Principal Financial Officer, and the other most executive officer of Southwall, whose total compensation exceeded $100,000 (the “named executive officers”) during 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)	Option Awards ($) (2)	All Other Compensation ($)		Total ($)
Dennis F. Capovilla	2009	$325,000	$154,700		$74,021	$1,500	(3)	$555,221
Chief Executive	2008	$324,423	$186,875		$159,746	$1,500	(4)	$672,544
Officer	2007	$300,000	$150,000		$48,248	$12,900	(5)	$511,148

Mallorie Burak (6)	2009	$165,000	$47,124		$39,478	$1,500	(7)	$253,102
Chief Accounting	2008	$165,000	$56,925		$5,075	$1,500	(8)	$228,500
Officer	2007	$50,135	$10,154		$34,041			$94,330

Michael Vargas	2009	$165,000	$54,978		$34,543	$1,500	(9)	$256,021
Vice President	2008	$164,492	$66,413		$40,598	$1,500	(10)	$273,003
Administration	2007	$143,000	$41,113		$21,661	$8,150	(11)	$213,924
and Human
Resources

(1)	Represents bonus paid in 2010, 2009 and 2008 for annual performance in 2009, 2008 and 2007 respectively.

(2)
The assumptions used to value these option awards are consistent with contemporary practices for their accounting treatment and recognized in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”). These assumptions are set forth in Note 2, “Stock-Based Compensation,” of the footnotes to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for year ended December 31, 2009 which is being mailed along with this proxy statement.

(3)	Consists of $1,500 of Company matching contributions to the 401(k) plan.

(4)	Consists of $1,500 of Company matching contributions to the 401(k) plan.

(5)	Consists of $11,400 car allowance and $1,500 of Company matching contributions to the 401(k) plan.

(6)	Ms. Burak joined the Company as Chief Accounting Officer and Corporate Controller in September 2007.

(7)	Consists of $1,500 of Company matching contributions to the 401(k) plan.

(8)	Consists of $1,500 of Company matching contributions to the 401(k) plan.

(9)	Consists of $1,500 of Company matching contributions to the 401(k) plan.

(10)	Consists of $1,500 of Company matching contributions to the 401(k) plan.

(11)	Consists of $6,650 of car allowance and $1,500 of Company matching contributions to the 401(k) plan.

Grants of Plan-Based Awards

All grants of plan-based awards to the named executive officers in 2009 are presented in the table below.

Executive Officer	Grant Date	All Other Option Awards: Number of Securities Underlying Options (1)	Exercise or Base Price of Option Awards ($ / Share)	Grant Date Fair Value of Stock and Option Awards ($)(2)

Dennis F. Capovilla	04-28-2009	150,000	$0.63	$74,021

Mallorie Burak	04-28-2009	80,000	$0.63	$39,478

Michael Vargas	04-28-2009	70,000	$0.63	$34,543

(1)	These options will vest in four equal annual installments beginning with the first anniversary of the grant date.

(2)
The assumptions used to value these option awards are consistent with contemporary practices for their accounting treatment and recognized in acordance with ASC 718,   These assumptions are set forth in Note 2, “Stock-Based Compensation,” of the footnotes to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009 which is being mailed along with this proxy statement.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about all equity awards held by the named executive officers at December 31, 2009.

Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Dennis F. Capovilla
	100,000	0		$1.05	17/17/10
	50,000	0		$1.81	02/24/11
	73,366	0		$0.50	10/05/14
	126,334	0		$0.50	10/05/14
	131,199	0		$0.58	12/09/15
	18,801	0		$0.58	12/09/15
	56,250	18,750	(1)	$0.71	05/11/16
	75,000	75,000	(2)	$0.45	02/06/17
	29,762	89,285	(3)	$0.84	02/26/18
	10,238	30,715	(3)	$0.84	02/26/18
	25,000	75,000	(3)	$1.17	05/15/18
	0	150,000	(4)	$0.63	04/28/19

Mallorie Burak
	37,500	37,500	(2)	$0.64	10/20/17
	2,500	7,500	(3)	$0.84	02/26/18
	0	80,000	(4)	$0.63	04/28/19

Michael Vargas
	70,000	0		$1.22	12/09/14
	50,000	0		$0.58	12/09/15
	22,500	7,500	(1)	$0.71	05/11/16
	25,000	25,000	(2)	$0.45	02/16/17
	7,500	7,500	(2)	$0.51	02/12/17
	20,000	60,000	(3)	$0.84	02/26/18
	0	70,000	(4)	$0.63	04/28/19

(1)	These options vest at a rate of 25% per year over four years from 2006-2010
(2)	These options vest at a rate of 25% per year over four years from 2007-2011
(3)	These options vest at a rate of 25% per year over four years from 2008-2012
(4)	These options vest at a rate of 25% per year over four years from 2009-2013

Option Exercises and Stock Vested Table

None

Pension Benefits: Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plan.

We do not have any pension plans nor do we have any nonqualified defined contribution or other nonqualified deferred compensation plans.

DIRECTOR COMPENSATION

During 2009, we paid each of our non-employee directors a $1,000 per month retainer for his or her services.  As chairman of the Board, Mr. Horn was paid an additional retainer of $9,000.  As chairman of the Audit Committee, Mr. Berry was paid an additional retainer of $6,000.  As chairman of the Compensation Committee, Mr. Salas was paid an additional retainer of $3,000.  As chairperson of the Nominating and Corporate Governance Committees, Ms. Nachtsheim was paid an additional retainer of $3,000.  In 2009, non-employee directors who served on committees of the Board also received $750 for each committee meeting attended in person if the meeting was held on a date other than a regularly scheduled Board meeting and a fee of $500 for each committee meeting in person or by teleconference held other than on the day of a Board meeting.

Directors may also from time to time be granted options to purchase shares of common stock under our 2007 Long Term Incentive Plan.  During 2009, each non-employee director received options to purchase 20,000 shares of common stock, except Mr. Horn who received an option to purchase 25,000 shares of Common Stock, all at an exercise price of $0.58 per share.  Dr. Goodson and Mr. Bunday each received additional options to purchase 10,000 shares of common stock at an exercise price of $0.63 per share.  These options vest at a rate of 25% per year over four years.

Assuming the election of the nominees for directors presented pursuant to Proposal 1, the non-employee directors’ annual retainer fees for 2010 are as follows: Mr. Berry-$18,000; Mr. Boyadjieff-$12,000; Mr. Bunday-$12,000;  Mr. Horn - $21,000; Ms. Nachtsheim - $15,000; and Mr. Salas - $15,000.  In addition, each non-employee director will receive $1,000 plus expenses for each Board meeting attended.  Non-employee directors also receive a fee of $500 for each Board meeting held via teleconference.

The total compensation paid to our non-employee directors during 2009 is shown in the following table.

Director	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)

William A. Berry	$28,250	$9,628	$37,878

George I. Boyadjeff	$18,250	$9,628	$27,878

Dennis E. Bunday (2)	$45,250	$14,563	$59,813

Andre R. Horn	$30,250	$12,035	$42,285

Jami K. Nachtsheim	$26,750	$9,628	$36,378

Peter E. Salas	$22,750	$9,628	$32,378

R. Eugene Goodson (3)	$70,063	$14,563	$84,626

(1)
On March 18, 2009, each of the above directors received an option to purchase 20,000 shares of common stock, except Mr. Horn who received an option to purchase 25,000 shares of common stock, at an exercise price of $0.58 per share, the OTC closing price on the date of grant, for an aggregate of options to purchase 145,000 shares of common stock.

On April 28, 2009, Dr. Goodson and Mr. Bunday each received an option to purchase 10,000 shares of common stock at and exercise price of $0.63 per share, the OTC closing price on the date of grant, for an aggregate of options to purchase 20,000 shares of common stock.

All of the above options vest at the rate of 25% per year commencing on the first anniversary of the date of grant and each successive year thereafter for three years. The amounts in this column reflect the dollar amount to be recognized for financial statement reporting purposes, in accordance with ASC 718.   Assumptions used in the calculation of amounts are described in Note 2 to the Company’s audited consolidated financial statements for the year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K mailed with this proxy statement.

(2)	During 2009, Mr. Bunday was paid $27,000 for consulting services and $18,250 for director fees.

(3)	During 2009, Dr. Goodson was paid $30,000 for consulting services, $21,563 for a bonus related to services rendered in 2008 and $18,500 for director fees.

The aggregate number of stock options outstanding held by our non-employee directors as of December 31, 2009 is shown in the following table.

Director	Stock Options Outstanding as of December 31, 2009
William A. Berry	140,000
George I. Boyadjieff	550,000
Dennis E. Bunday	110,000
R. Eugene Goodson	100,000
Andre R. Horn	75,000
Jami K. Dover Nachtsheim	140,000
Peter E. Salas	100,000
All non-employee directors	1,215,000

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information as of March 1, 2010 regarding our 1997 Stock Incentive Plan, 1997 Employee Stock Purchase Plan, 1998 Stock Option Plan for Employees and Consultants and 2007 Long-Term Incentive Plan.  Our stockholders previously approved each of these plans and all amendments that were subject to stockholder approval.  We have no other equity compensation plans that have not been approved by stockholders.

	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Stock Options ,Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Stock Options, Warrants and Rights (b)	Number of Shares of Common Stock Remaining Available for Future Issuance (excluding securities reflected in column (a) (c)

1997 Stock Incentive Plan (2)	1,713,133	$0.80	0
1997 Employee Stock Purchase Plan (1)		Not applicable
1998 Stock Option Plan for Employees and Consultants (2)	1,546,714	$0.74	0
2007 Long-Term Incentive Plan(2)	2,360,750	$0.76	7,638,500

Total	5,620,597	$0.77	7,638,500

(1) A total of 325,000 shares of common stock were reserved for issuance under the 1997 Employee Stock Purchase Plan.  Through May 31, 2007, we had issued 280,934 shares under the 1997 Employee Stock Purchase Plan, which was suspended on May 31, 2007.

(2)  In addition to the issuance of stock options, each of the 1997 Stock Incentive Plan and the 1998 Stock Option Plan for Employees and Consultants allowed for the issuance of stock and restricted stock.  No additional equity awards or other grants will be made pursuant to the 1997 Stock Incentive Plan or the 1998 Stock Option Plan for Employees and Consultants.

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

Pursuant to our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving transactions involving the Company and related parties.  During 2009, no transactions were required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The Audit Committee has appointed Burr Pilger Mayer, Inc. to be Southwall’s independent registered public accounting firm for 2010.    Representatives of Burr Pilger Mayer, Inc. are expected to be present, and to be available to respond to appropriate questions, at the annual meeting, and they will have an opportunity to make a statement if they desire to do so.
The following table shows the fees paid or accrued by us for the audit and other services provided by our principal independent registered public accounting firm for 2009 and 2008.

	2009	2008
Audit fees(1)	$335,525	$318,602
Tax fees	-	-
Audit related fees (2)	-	10,110
Total	$335,525	$328,712

(1) Audit fees represent fees for professional services provided by Burr Pilger Mayer, Inc. in connection with the audit of our consolidated financial statements for the fiscal years ended December 31, 2009 and 2008 and the review of quarterly reports on Form 10-Q filed during 2009 and 2008.

(2) Audit related fees for professional services provided by Burr Pilger Mayer, Inc. in connection with responses to comment letters from the Securities and Exchange Commission relating to 2006 and accounting consultation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our officers and directors and persons who own more than ten percent of our common stock to file reports with the SEC disclosing their ownership of stock in Southwall and changes in such ownership.  Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such reports received by us and the written representations received from one or more such persons, these reports were timely filed.

OTHER BUSINESS

We know of no other business that may be presented for consideration at the 2010 annual meeting.  If any other matters are properly presented to the annual meeting, however, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise to act, in accordance with their best judgment on such matters.

The Board of Directors hopes that stockholders will attend the annual meeting.  Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope, or vote by Internet or telephone. A prompt response will greatly facilitate arrangements for the annual meeting, and your cooperation will be appreciated.  Stockholders who attend the annual meeting may vote their shares personally even though they have sent in their proxies.

By Order of the Board of Directors

Andre R. Horn
Chairman of the Board of Directors

Palo Alto, California
April 12, 2010

ANNEX A

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
SOUTHWALL TECHNOLOGIES, INC.

Southwall Technologies Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to Restated Certificate of Incorporation of the Corporation (this "Certificate of Amendment") to combine each [                        ] outstanding shares of the Corporation's Common Stock, $.001 par value per share, into one (1) share of Common Stock, $.001 par value per share, and to reduce the number of authorized shares of the Corporation's Common Stock from 50,000,000 to [                                    ]; and (ii) declaring this Certificate of Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND: That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by the Board of Directors and stockholders of the Corporation.

THIRD: That upon the effectiveness of this Certificate of Amendment, the first paragraph of Article FOURTH of the Restated Certificate of Incorporation is hereby amended and restated in its entirety such that, as amended, said paragraph shall read in its entirety as follows:

“FOURTH:  The Corporation is authorized to issue two classes of shares to be designated respectively Preferred Shares (“Preferred”) and Common Shares (“Common”).  The Preferred shall have a par value of $.001 per share and the Common shall have a par value of $.001 per share.  The total number of shares of Preferred this Corporation shall have the authority to issue is Five Million (5,000,000) and the total number of shares of Common this Corporation shall have the authority to issue is [______________] (___________). Upon the filing (the "Effective Time") of this Certificate of Amendment pursuant to the DGCL, each ______ (_____) shares of the Corporation's common stock, $.001 par value per share, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable share of common stock, $0.001 par value per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).  The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time.  From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Certificate of Amendment.  No certificates representing fractional shares of New Common Stock will be issued in connection with the Reverse Stock Split.  Holders who otherwise would be entitled to receive fractional share interests of New Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of New Common Stock to round up to the next whole share of New Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split.

FOURTH:  This Certificate of Amendment to Restated Certificate of Incorporation shall be effective upon the filing hereof.

WITNESS WHEREOF, the undersigned has subscribed and affirmed as true under penalties of perjury the statements contained in this Certificate of Amendment to Restated Certificate of Incorporation on this ____day of ___________, 201__.

SOUTHWALL TECHNOLOGIES INC.

By:
Name:
Title:

0000000000.000000 ext	0000000000.000000 ext
0000000000.000000 ext	0000000000.000000 ext
0000000000.000000 ext	0000000000.000000 ext

MR A SAMPLE		Electronic Voting Instructions
DESIGNATION (IF ANY)
ADD 1 ADD 2		You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
ADD 3
ADD 4 ADD 5		Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
ADD 6
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 12, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone
•  Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE  to you for the call.
•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	123456	C0123456789	12345
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed below.

1. Election of Directors to hold office until the 2011 Annual Meeting of Stockholders and until their successors are elected:
01 - William A. Berry	02 - George I. Boyadjieff	03-Dennis E. Bunday	04 - R. Eugene Goodson
05 - Andre R. Horn	06 - Jami K. Dover Nachtsheim	07 - Peter E. Salas	08 – Dennis F. Capovilla

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08
☐	For All EXCEPT- To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐

For	Against	Abstain

☐	☐	☐
2.  Approval of the Amendment to our Certificate of Incorporation to (i) effect a reverse stock split of our common stock by a ratio of not less than one for two and not more than one for six at any time prior to May 12, 2011, with the exact ratio to be set at a whole number within this range as determined by our Board of Directors in its sole discretion, and (ii) reduce the number of authorized shares of our common stock by the reverse stock split ratio determined by our Board of Directors.

	For	Against	Abstain

3. In their discretion, the proxies authorized to vote upon such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.	☐	☐	☐
B Non-Voting Items
Change of Address— Please print your new address below.	Comments— Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. If signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — SOUTHWALL TECHNOLOGIES INC.

Annual Meeting of Stockholders- May 12, 2010

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dennis F. Capovilla and Mike Vargas, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Southwall Technologies Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s principal executive offices at 3788 Fabian Way, Palo Alto, California 94303 on Wednesday, May 12, 2010 at 8:30 a.m., local time, and at all continuations, and adjournments or postponements thereof, with all of the powers the undersigned would possess if personally present, upon and in respect of the matters as listed on the reverse side and in accordance with the instructions designated on the reverse side, with the discretionary authority as to all other matters that may properly come before the meeting.

Receipt is hereby acknowledged of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 12, 2010 (the “Proxy Statement”).

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2, AS MORE SPECIFICALLY SET FORTH IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

_______________________________________________